Exhibit 5.1

March 20, 2015

Alamos Gold Inc.

2200-130 Adelaide Street West

Toronto, Ontario, Canada

M5H 3P5

Dear Sirs/Mesdames:

Re: Alamos Gold Inc. — Dividend Reinvestment and Share Purchase Plan

We have acted as local counsel in the Province of British Columbia for Alamos Gold Inc., a company amalgamated under the laws of the Province of British Columbia (the “Company”), in connection with the filing of a registration statement on Form F-3 (the “Registration Statement”) with the Securities and Exchange Commission (“SEC”) pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder, in respect of 675,000 Common shares (the “Shares”) issuable pursuant to the Company’s Dividend Reinvestment and Share Purchase Plan dated March 20, 2015 (the “Plan”). This opinion is being furnished to you as a supporting document for such Registration Statement.

We have examined the Plan and the Registration Statement. We have made such investigations and examined originals or copies, certified or otherwise identified to our satisfaction, of such certificates of public officials and of such other certificates, resolutions, documents and records as we have considered necessary or relevant for the purposes of the opinions hereinafter expressed. In such examination we have assumed:

1.	the legal capacity of all individuals, the genuineness of all signatures, the authenticity and completeness of all documents submitted to us as originals and the completeness and conformity to authentic originals of all documents submitted to us as certified, photostatic, conformed, notarial or facsimile copies;

2.	all facts set forth in the official public records, certificates and documents supplied by public officials and the Company, or otherwise conveyed to us by public official or the Company are complete, true and accurate as of the date of this opinion letter; and

3.	the accuracy, currency and completeness of the indices and filing systems maintained by the public offices and registries where we have searched or enquired or have caused searches or enquiries to be made and of the information and advice provided to us by appropriate government, regulatory or other like officials with respect to those matters referred to herein.

The opinion expressed below is limited to the laws of the Province of British Columbia, including the federal laws of Canada applicable therein on the date hereof and we express no opinion herein with respect to the laws of any other jurisdiction or as to matters governed by the laws of any other jurisdiction. The statutory provisions, regulations, and interpretations upon which our opinion is based are subject to change, and such changes could apply retroactively. We assume no responsibility to advise you of any subsequent changes in existing law or facts, nor do we assume any responsibility to update this opinion with respect to any matters expressly set forth herein, and no opinions are to be implied or may be inferred beyond the matters expressly so stated.

Based and relying upon the foregoing, we are of the opinion that the Shares to be issued from treasury pursuant to the Plan have been duly authorized by the Company and, when and to the extent issued in accordance with the Plan, including receipt by the Company of the consideration to be paid therefor, such Shares will be outstanding as validly issued, fully paid and non-assessable shares in the capital of the Company.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, or any amendment pursuant to Rule 462 under the Act, and to the reference to us under the heading “Legal Matters” in the Prospectus included in the Registration Statement, or any amendment pursuant to Rule 462 under the Act. In giving this consent, we do not hereby agree that we come within the category of persons whose consent is required by the Act.

Yours very truly,

/s/ Lawson Lundell LLP